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                   CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A ("Registration Statement") of our reports dated February 16, 2000 relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Reports to Shareholders of The OFFIT Investment Fund, Inc. and The OFFIT Variable Insurance Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY
April 20, 2000